Exhibit 99.1

FOR IMMEDIATE RELEASE

ModusLink Reports Financial Results for the

Third Quarter of Fiscal Year 2017

•	Net revenue of $97.9 million increased 1.5% versus Q3 of fiscal year 2016

•	Gross margin of 8.7% improved by 650 basis points versus Q3 of fiscal year 2016

•	Operating expenses of $13.8 million declined by 6.0% versus Q3 of fiscal year 2016

•	Operating loss of $5.2 million, a $7.3 million improvement versus Q3 of fiscal year 2016

•	Net loss of $5.1 million, a $7.8 million improvement versus Q3 of fiscal year 2016

•	Adjusted EBITDA of $(3.6) million, an improvement of $6.9 million versus Q3 of fiscal year 2016

WALTHAM, Mass. – June 5, 2017 – ModusLink Global Solutions™, Inc. (the “Company” or “ModusLink”) (NASDAQ: MLNK), announced today its financial results for its third quarter of fiscal year 2017 ended April 30, 2017. Results for the three and nine months ended April 30, 2017 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through www.moduslink.com.

ModusLink will soon be publishing its third quarter of fiscal year 2017 Investor Presentation, which will be posted in the Investor Relations section of the Company’s website. The Investor Presentation will also be filed as an exhibit on Form 8-K with the Securities and Exchange Commission. Investors, customers and partners are encouraged to review this presentation as it corresponds with the Company’s financial results for the third quarter and first nine months of fiscal year 2017, and includes additional information on the Company’s results of operations, balance sheet, turnaround plan, and corporate strategy.

Commenting on the Company’s financial results and operational performance, Jim Henderson, Chief Executive Officer of ModusLink stated, “We continue to make significant progress in our transformation. This past quarter, we grew the top-line, generated a 650 basis-point gross margin improvement and continued to drive expenses down, while investing throughout our global footprint. Our focus remains on profitable growth and partnering with our clients to improve their overall value proposition.”

Mr. Henderson added, “Through the first nine months of fiscal year 2017, we have reduced operating losses by over $13 million, net losses by over $25 million and EBITDA losses by over $24 million. While we are pleased with our results to date, our goal remains to achieve profitability and be in a position where we can sustain it. The key to this will be revenue stabilization and future growth. We must continue to focus on winning profitable programs, where we can leverage our global footprint, supply chain efficiencies and our innovative solutions. To that end, we have expanded our products and services and improved our operating platform. With our successes to date, we are on track to realize the $32 million in annualized EBITDA savings we committed to when our transformation began.”

Third Quarter and Year-to-Date Financial Results Summary

Net Revenue

The Company reported net revenue of $97.9 million for the quarter ended April 30, 2017, as compared to $96.5 million for the same period in the prior year, an increase of $1.5 million or 1.5%. Driving the increase were higher revenues in Asia and Europe, up 11.6% and 3.3%, respectively, partially offset by declines in the Americas and in the Company’s e-Business segment.

The Company reported net revenue of $336.8 million for the nine months ended April 30, 2017, as compared to $357.5 million for the same period the prior year, a decline of $20.7 million or 5.8%. Net revenue in Europe increased $7.8 million or 6.7%, and this was offset by declines in the Company’s other reportable segments, primarily as a result of lower revenues from two clients in the consumer electronics industry.

Gross Margin

Gross margin for the quarter ended April 30, 2017 was 8.7%, as compared to 2.3% for the same period in the prior year, an improvement of 650 basis points. The improvement in gross margin was driven primarily by a more efficient use of temporary labor, and an overall focus on improving supply chain operations and pricing discipline. Furthermore, gross margins improved in each of the Company’s reportable operating segments, demonstrating the impact of the turnaround initiatives implemented throughout the course of the year. When comparing the quarters ended April 30, 2017 and April 30, 2016, gross margin within the Americas increased from -3.5% to 1.1%; gross margin within Asia increased from 9.6% to 16.3%; gross margin within Europe increased from 0.7% to 5.0%; and gross margin within the e-Business segment increased from -6.3% to 9.0%.

Gross margin for the nine months ended April 30, 2017 was 8.6%, as compared to 5.1% for the same period in the prior year, an improvement of 350 basis points. The increase in gross margin was driven primarily by a more efficient use of temporary labor, an improved client mix and various process improvements, partially offset by lower revenues. When comparing the nine months ended April 30, 2017 and April 30, 2016, gross margin within the Americas increased from -1.9% to 0.4%; gross margin within Asia increased from 12.6% to 16.9%; gross margin within Europe increased from 2.8% to 6.0%; and gross margin within the e-Business segment increased from 0.5% to 6.3%.

Operating Expenses

Total operating expenses for the quarter ended April 30, 2017 were $13.8 million, as compared to $14.7 million in the same period in the prior year, a reduction of $0.9 million or 6.0%. Selling, general and administrative (“SG&A”) expenses for the quarter ended April 30, 2017 were $14.0 million, a reduction of $0.5 million or 3.1%, as compared to the same period in the prior year. Driving the reduction in SG&A were lower employee-related costs associated with the Company’s turnaround initiatives, as well as lower professional fees. Additionally, corporate-level SG&A expenses declined by $0.6 million or 34.6%.

Total operating expenses for the nine months ended April 30, 2017 were $41.5 million, as compared to $44.0 million in the same period in the prior year, a reduction of $2.5 million or 5.8%. SG&A expenses for the first nine months of fiscal year 2017 were $39.6 million, a reduction of $2.7 million or 6.4%, as compared to the same period in the prior year. The year-over-year improvement was driven primarily by lower employee-related costs and lower professional fees, partially offset by a gain of $1.2 million included in the comparable period in the prior year related to the sale of a building in Europe.

For the quarter ended April 30, 2017, net restructuring expenses were approximately $(0.2) million, as compared to $0.2 million in the same period in the prior year. For the nine months ended April 30, 2017, net restructuring expenses were approximately $1.9 million, as compared to $1.4 million for the same period in the prior year.

Operating Income (Loss)

The Company reported an operating loss of $5.2 million for the quarter ended April 30, 2017, as compared to an operating loss of $12.5 million for the same period in the prior year, an improvement of $7.3 million. Operating loss for the nine months ended April 30, 2017 was $12.4 million, as compared to an operating loss of $25.7 million for the nine months ended April 30, 2016, an improvement of $13.3 million. The year-over-year improvement for both the three- and nine-month periods was primarily attributable to higher gross margins and lower operating expenses, which were direct results of the Company’s turnaround initiatives.

Net Income (Loss)

The Company reported a net loss of $5.1 million or a net loss per basic and diluted share of $0.09 for the quarter ended April 30, 2017. This compares to a net loss of $12.8 million or a loss per basic and diluted share of $0.25 for the same period in the prior year. For the nine months ended April 30, 2017, the Company reported a net loss of $16.5 million or a net loss per basic and diluted share of $0.30. This compares to a net loss of $41.6 million or a loss per basic and diluted share of $0.80 for the same period in the prior year.

EBITDA and Adjusted EBITDA

For the three months ended April 30, 2017, the Company reported negative Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $(0.4) million, as compared to negative EBITDA of $(8.0) million for the same period in the prior year, a year-over-year improvement of $7.6 million. For the nine months ended April 30, 2017, the Company reported negative EBITDA of $(2.1) million, as compared to negative EBITDA of $(26.5) million for the same period in the prior year, an improvement of $24.4 million.

For the three months ended April 30, 2017, the Company reported negative Adjusted EBITDA of $(3.6) million, as compared to negative Adjusted EBITDA of $(10.5) million in the same period in the prior year, an improvement of $6.9 million. For the nine months ended April 30, 2017, the Company reported negative Adjusted EBITDA of $(1.8) million, as compared to a negative Adjusted EBITDA of $(15.7) million in the same period the prior year, an improvement of $13.9 million.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability, and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, storage, computing, software, and retail. ModusLink’s operations are supported by 21 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation, and amortization of intangible assets. We define Adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses on investment in affiliates and impairments.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and Adjusted EBITDA to its GAAP net income (loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements & Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the

Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K. These filings are available in the Investor Relations section of our website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The information provided herein includes certain non-GAAP financial measures. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Investor Relations Contact:

Glenn Wiener

GW Communications for ModusLink

Tel: 212-786-6011

Email: gwiener@GWCco.com

— Tables to Follow —

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30,	July 31,
	2017	2016
Assets:
Cash and cash equivalents	$111,945	$130,790
Trading securities	11,373	16,768
Accounts receivable, net	93,402	111,336
Inventories	34,702	40,270
Funds held for clients	12,071	12,549
Prepaid and other current assets	8,174	8,178

Total current assets	271,667	319,891

Property and equipment, net	19,867	22,271
Other assets	4,937	5,770

Total assets	$296,471	$347,932

Liabilities:
Accounts payable	$81,145	$114,432
Accrued restructuring	313	2,936
Accrued expenses	40,017	37,740
Funds held for clients	12,071	12,549
Other current liabilities	26,087	27,109

Total current liabilities	159,633	194,766

Long-term portion of accrued restructuring	—	93
Notes payable	58,663	57,169
Other long-term liabilities	9,246	9,964

Total liabilities	227,542	261,992

Stockholders’ equity:	68,929	85,940

Total liabilities and stockholders’ equity	$296,471	$347,932

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2017	2016	Fav (Unfav)	2017	2016	Fav (Unfav)
Net revenue	$97,948	$96,460	1.5%	$336,843	$357,515	(5.8%)
Cost of revenue	89,406	94,286	5.2%	307,770	339,234	9.3%

Gross profit	8,542	2,174	292.9%	29,073	18,281	59.0%

	8.7%	2.3%	6.5%	8.6%	5.1%	3.5%
Operating expenses:
Selling, general and administrative	14,034	14,489	3.1%	39,561	42,276	6.4%
Impairment of long-lived assets	—	—	—	—	305	—
Restructuring, net	(249)	182	236.8%	1,901	1,429	(33.0%)

Total operating expenses	13,785	14,671	6.0%	41,462	44,010	5.8%

Operating loss	(5,243)	(12,497)	58.0%	(12,389)	(25,729)	51.8%
Other income (expense), net	763	(260)	393.5%	(2,664)	(14,952)	82.2%

Loss before taxes	(4,480)	(12,757)	64.9%	(15,053)	(40,681)	63.0%
Income tax expense	819	408	(100.7%)	2,591	1,464	(77.0%)
Gains on investments in affiliates, net of tax	(232)	(316)	(26.6%)	(1,128)	(575)	96.2%

Net loss	$(5,067)	$(12,849)	60.6%	$(16,516)	$(41,570)	60.3%

Basic and diluted net loss per share:	$(0.09)	$(0.25)		$(0.30)	$(0.80)

Weighted average common shares used in basic and diluted earnings per share	55,257	52,200		55,099	51,867

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2017	2016	2017	2016

Net revenue:
Americas	$20,179	$22,707	$73,240	$84,126
Asia	37,056	33,217	118,790	131,624
Europe	34,272	33,186	124,363	116,585
e-Business	6,441	7,350	20,450	25,180

Total net revenue	$97,948	$96,460	$336,843	$357,515

Operating income (loss):
Americas	$(2,363)	$(3,601)	$(7,939)	$(11,598)
Asia	832	(2,015)	4,921	1,031
Europe	(2,334)	(3,826)	(4,885)	(7,858)
e-Business	(197)	(1,248)	(742)	(2,149)

Total segment operating loss	(4,062)	(10,690)	(8,645)	(20,574)
Corporate-level activity	(1,181)	(1,807)	(3,744)	(5,155)

Total operating loss	$(5,243)	$(12,497)	$(12,389)	$(25,729)

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

(unaudited)

Net loss to Adjusted EBITDA1

	Three Months Ended April 30,		Nine Months Ended April 30,
	2017	2016	2017	2016

Net loss	$(5,067)	$(12,849)	$(16,516)	$(41,570)
Interest income	(96)	(334)	(276)	(536)
Interest expense	2,041	2,833	6,179	8,339
Income tax expense	819	408	2,591	1,464
Depreciation	1,877	1,946	5,967	5,820

EBITDA	(426)	(7,996)	(2,055)	(26,483)

SEC inquiry and financial restatement costs	—	125	12	292
Strategic consulting and other related professional fees	20	150	27	434
Executive severance and employee retention	—	—	300	—
Restructuring	(249)	182	1,901	1,429
Share-based compensation	145	(32)	526	926
Impairment of long-lived assets	—	—	—	305
Unrealized foreign exchange (gains) losses, net	(350)	(544)	1,232	1,272
Other non-operating (gains) losses, net	(2,502)	(2,083)	(2,607)	6,695
(Gains) on investments in affiliates and impairments	(232)	(316)	(1,128)	(533)

Adjusted EBITDA	$(3,594)	$(10,514)	$(1,792)	$(15,663)

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, SEC penalties on resolution, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses on investments in affiliates and impairments.